By Hand Delivery

September 14, 2012

Lewis H. Bender

Re: Separation Agreement

Dear Lew:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Interleukin Genetics, Inc. (“Interleukin” or the “Company”). Payment of the Separation Benefit described below is contingent on your agreement to and compliance with the terms of this Agreement, as set forth below.

1. Separation of Employment; Resignation from Board. Your employment with the Company ended on August 23, 2012 (the “Separation Date”). Pursuant to this separation, you resigned your position as a member of Company’s Board of Directors, and any committee thereof, as of the Separation Date, and you memorialized your separation from employment and your resignation as a member of the Board of Directors by executing the letter of resignation attached as Exhibit A. You acknowledge that from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as a director, employee or agent of the Company.

2. Separation Benefit. In exchange for the mutual promises set forth in this Agreement, and beginning as soon as practicable after the eighth (8th) day following your execution of this Agreement (the “Effective Date”), provided that you do not revoke the Agreement before the Effective Date, the Company agrees to provide you with the following payments and benefits (together, the “Separation Benefit”):

(a) The Company shall provide you with payment in lieu of notice under your February 14, 2011 Employment Agreement (the “Employment Agreement”) in an amount equal to one month of your base salary, plus payment in an amount equal to your base salary for a period of six months, on the following terms: (i) payment in lieu of the one month notice period and the first two months of severance payments (i.e., an amount equal to three months of your base salary) shall be paid in one lump sum within ten (10) days following the Effective Date; and (ii) the remaining amount (i.e., an amount equal to four months of your base salary) shall be paid in equal installments over a four month period following the payment described in subsection (i), in accordance with the Company’s normal payroll practices. All payments described herein shall be less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices.

(b) Upon completion of appropriate COBRA1/ forms, and subject to the requirements of COBRA, the Company shall continue your participation in the Company’s medical, dental and vision insurance plan at the Company’s cost through February 28, 2013, to the same extent that such insurance is provided to persons currently employed by the Company. Your co-pay for such coverage shall be deducted from the payments under subsection (a) above or, if no such payments remain to be paid, shall be paid by you directly to the Company within seven (7) days of receipt of notice of such payment due. You and the Company understand and acknowledge that Public Health Service Act section 2716 (imposing non-discrimination rules and requirements on fully-insured group health plans), once implemented, may cause the Company to incur penalties. Should this occur, the parties agree to renegotiate the requirement to provide subsidized COBRA coverage under the terms of this Section 2(b) so as to preserve the intent of the parties without running afoul of applicable law.

You acknowledge and agree that the Separation Benefit is not intended to and does not constitute a severance plan or confer a benefit on anyone other than the parties. You further acknowledge that except for the Separation Benefit, along with: (i) your final wages, (ii) any accrued but unused vacation, and (iii) any documented and appropriate business expenses incurred prior to the Separation Date and properly submitted under Company policy (with such amounts described in (i)-(iii) to be paid to you in accordance with the Company’s regular payroll practices and applicable law), you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off, stock, stock options, equity, or any other form of compensation or benefit.

3. Equity. To the extent applicable, the terms and conditions of the Company’s 2004 Employee, Director and Consultant Stock Plan (the “Stock Plan”) and any agreements executed by you pursuant thereto (together, the “Stock Agreements”) are expressly incorporated by reference and shall survive the signing of this Agreement. You acknowledge and agree that, as of the Separation Date, you are vested in options to purchase a total of 750,000 shares of Company common stock (the “Vested Options”), and that following the Separation Date you shall not have any right to vest in any additional stock or stock options under the Stock Plan, Stock Agreements or any other Company equity, stock or stock option plan (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment. In exchange for the mutual promises set forth in this Agreement, the Company hereby agrees to extend the expiration date of the Vested Options until September 14, 2013; the remaining terms of the Stock Plan and Stock Agreements shall remain in full force and effect pursuant to their terms.

4. Unemployment Benefits. By virtue of your separation of employment, you shall be entitled to apply for unemployment benefits. The determination of your eligibility for such benefits (and the amount of benefits to which you may be entitled) shall be made by the appropriate state agency pursuant to applicable state law. The Company agrees that it shall not contest any claim for unemployment benefits by you. The Company, of course, shall not be required to falsify any information.

________________________

1/ “COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Regardless of whether you sign this Agreement, you shall have the right to elect to continue your healthcare benefits pursuant to the terms and conditions of COBRA. Your eligibility for benefits under COBRA, the amount of such benefits, and the terms and conditions of such benefits, shall be determined by COBRA statutory and regulatory guidelines.

5. Confidentiality, Non-Disparagement, and Related Obligations. You expressly acknowledge and agree to the following:

(a) That you shall adhere to your February 14, 2011 Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement,” attached hereto), as well as Sections 7 and 8 of your Employment Agreement, both of which are expressly incorporated by reference and shall survive the signing of this Agreement.

(b) That you promptly shall return to the Company all Company documents, files and property (and any copies thereof), and that you shall abide by any and all common law and/or statutory obligations relating to protection of the Company’s trade secrets and confidential and proprietary information.

(c) That all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to: (i) any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual agrees to be bound by these confidentiality obligations); (ii) any business entity; or (iii) any government agency (except as mandated by state or federal law), except that nothing in this section shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so. The Company may disclose the terms of this Agreement as required by law, including the rules and regulations of the Securities and Exchange Commission.

(d) That you shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you shall not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants).

(e) That a breach of any of the above sub-sections shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Separation Benefit paid to you hereunder.

6. Your Release of Claims.

(a) Release. You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Benefit, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company2/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Separation Date. Without limiting the generality of the foregoing, you specifically waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company through the Separation Date including, without limitation:

________________________

2/ For purposes of this section, “the Company” means Interleukin Genetics, Inc. and its divisions, affiliates, parents, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

(i) Claims under any Massachusetts (or any other state) or federal discrimination, fair employment practices, or other employment related statute, regulation or executive order (as amended through the Separation Date), including but not limited to the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, and any similar Massachusetts or other state or federal statute.

(ii) Claims under any other Massachusetts (or any other state) or federal employment related statute, regulation or executive order (as amended through the Separation Date) relating to wages, hours or any other terms and conditions of employment, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, and any similar Massachusetts or other state or federal statute.

(iii) Claims under any Massachusetts (or any other state) or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

(iv) Claims under any Massachusetts (or any other state) or federal statute, regulation or executive order (as amended through the Separation Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002 and any similar Massachusetts or other state or federal statute.

(v) Any other Claim arising under other state or federal law.

(b) Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this section does not:

(i) Release the Company from any obligation expressly set forth in this Agreement, nor from any rights you may have to defense and indemnity as an officer or director of the Company.

(ii) Waive or release any legal claims which you may not waive or release by law, including obligations under workers’ compensation laws.

(iii) Prohibit you from challenging the validity of this release under federal law, from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

(c) Acknowledgement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Separation Benefit provided to you under the terms of this Agreement.

7. ADEA/OWBPA Review and Revocation Period. You and the Company acknowledge that you have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which include a release of Claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, the Company also is providing you with twenty one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to James Weaver, Chairman of the Board of Directors, Interleukin Genetics, Inc., 135 Beaver Street, Waltham, MA, 02452. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to Mr. Weaver at the above-referenced address.

8. Waiver of Employment. You hereby waive and release forever any right or rights you may have to employment with the Company and any affiliate thereof at any time in the future and agree not to seek or make application for employment with the Company or any affiliate thereof.

9. Taxes.

(a) If the Separation Benefit (or any portion thereof) constitutes “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code and the rules and regulations thereunder (“Section 409A”), then the following conditions apply to the payment of the Separation Benefit: (i) Any termination of your employment triggering payment of the Separation Benefit must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any portion of the Separation Benefit that constitutes non-qualified deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs; (ii) if you are a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date your separation from service becomes effective, any Separation Benefit (or portion thereof) that constitutes non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date the separation from service becomes effective, and (B) the date of your death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (A) the business day following the six-month anniversary of the date the separation from service becomes effective, and (B) your death, the Company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date as a Separation Benefit under this Agreement; (iii) it is intended that each installment of the Separation Benefit provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A; and (iv) neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) The parties intend this Agreement to be in compliance with Section 409A. Notwithstanding any other provision of this Agreement, in the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.

(c) You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A. You shall be solely liable and shall hold the Company harmless with respect to any such tax treatment or tax consequences.

10. Officers and Directors Insurance. The Company agrees that for so long as an officers and directors or employer practices liability insurance policy is in place covering the present or former officers and directors of the Company (“D&O Policy”), including without limitation any “tail” or other extension of coverage, you will continue to be an insured under the D&O Policy with respect to your acts and omissions as an officer and director of the Company to the same extent as are the Company’s other officers and directors, pursuant to the terms and conditions of the D&O Policy.

11. Entire Agreement; Modification; Waiver; Choice of Law; Enforceability. You acknowledge and agree that, other than the agreements or specified agreement sections expressly stated as surviving herein, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement. This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

[Signature Page to Follow]

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to James Weaver within twenty one (21) days.

Sincerely,

INTERLEUKIN GENETICS, INC.

By:	/s/ James Weaver
Date:	September 14, 2012

Acknowledged and Agreed:

/s/ Lewis H. Bender

LEWIS H. BENDER

Date: Sept. 14, 2012